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                                                                    EXHIBIT 10.1

                              Executive Bonus Plan

The Executive Bonus Plan for calendar year 2000 is designed to reward ACT's executive staff for their contributions to the achievement of the company's FY2000 six month financial objectives of Revenue and pre-tax Income/(Loss), measured as a weighted achievement against goals, and the first six months of FY01.

Payout for the second six months of the Plan is contingent upon the Company achieving operating income of at least $190K in the fourth quarter of calendar 2000- if this is not achieved, second six month bonuses are not payable.

The bonus drivers are weighted 60% on revenues and 40% on pre-tax Income/
(Loss) - on a post-bonus basis. At weighted achievement against plan of 85%, participants receive 5% of their base salary. At weighted achievement against plan of 100%, participants receive between 20% and 30% of their base salary (depending upon the particulars of their participation in the plan).

The plan provides for straight line achievement between the floor (at 85% weighted achievement against goals) and 100% weighted achievement, with the same rate beyond 100% weighted achievement.